Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated March 18, 2010 with respect to the consolidated financial statements and financial statement schedule included in the Annual Report on Form 10-K for the year ended December 31, 2009 of American Realty Capital Trust, Inc. which are incorporated by reference in this Pre-Effective Amendment No. 1 to Registration Statement and Prospectus on Form S-11 (File No. 333-168572). We consent to the incorporation by reference in the Registration Statement and Prospectus of the aforementioned report and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania

November 15, 2010